Exhibit 99.1

MEDIA CONTACT:	INVESTOR CONTACT:
Gerard Laurain	Jim Polson:
(312) 384-8041	1-866-268-4744

Neutral Tandem Announces Plans Concerning $50 Million Self Tender Offer

Agrees to Add Two New Independent Directors

CHICAGO, April 18, 2011 – Neutral Tandem, Inc. (NASDAQ: TNDM), a leading provider of global interconnection services, today announced that it has reached an agreement with institutional shareholder Clinton Group, Inc. (“Clinton Group”), Spotlight Advisors, LLC (“Spotlight”) and certain additional parties.

Following its 2011 annual meeting of shareholders, the Company will appoint two new independent directors. One director will be selected by the Board from a list of nominees suggested by the Clinton Group and Spotlight. “We look forward to working with two new experienced and independent directors” said Jim Hynes, Founder and Chairman of Neutral Tandem.

The Company also agreed to convert its existing $50,000,000 stock buyback program into a “Dutch auction” tender offer within the next sixty days and to form a Capital Allocation Committee, a new Board committee that will be responsible for considering key issues regarding the Company’s capital structure and capital allocation.

The investors have agreed, among other things, to withdraw their notice of intent to nominate individuals for election as directors at the 2011 annual meeting and not to take certain actions during a “standstill” period.

“We are pleased that this matter has been resolved in a manner that benefits our shareholders,” said G. Edward Evans, Chief Executive Officer of Neutral Tandem.

“This is a positive result for all Neutral Tandem shareholders,” said Gregory P. Taxin, Managing Member of Spotlight. “We appreciate the Board’s swift and thoughtful deliberations and believe the changes the Company is announcing today lay the foundation for future success and creation of significant shareholder value.”

Cautions Concerning Forward-Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical fact, included in this press release are forward-looking statements. The words “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,”

“may,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements Neutral Tandem makes. Factors that might cause such differences include, but are not limited to: the impact of current or future litigation; the impact of current and future regulation; the effects of competition, including direct connects; the ability to develop and provide new services; technological developments; natural or man-made disasters; the ability to attract, develop and retain executives and other qualified employees; the ability to obtain and protect intellectual property rights; changes in general economic or market conditions; the possibility that the expected efficiencies and cost savings from the Tinet acquisition will not be realized, or will not be realized within the expected time period; the risk that our business and the Tinet business will not be integrated successfully; risks associated with our ability to successfully develop and market international voice services and Ethernet services, and other factors, many of which are beyond our control and all of which could delay or negatively affect our ability to offer or market international voice and Ethernet services; and other important factors included in our reports filed with the Securities and Exchange Commission, particularly in the “Risk Factors” section of Neutral Tandem’s Annual Report on Form 10-K for the period ended December 31, 2010, as such Risk Factors may be updated from time to time in subsequent reports. Neutral Tandem does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

About Neutral Tandem, Inc.

Headquartered in Chicago, Neutral Tandem, Inc. provides voice, data and video interconnection services worldwide. Neutral Tandem recently acquired Tinet, a global carrier exclusively committed to the IP Transit and Ethernet wholesale market. The acquisition combines Neutral Tandem’s interconnection services for wireless, wireline, cable and broadband companies with Tinet’s global IP backbone. Collectively, Neutral Tandem provides voice, IP Transit and Ethernet solutions to carriers, service providers, and content management firms worldwide. With over 100 Ethernet sites worldwide, the company is now the largest global Ethernet interconnection provider, a top 10 global IPv4 backbone provider and a leading IPv6 network worldwide. Please visit Neutral Tandem’s website at www.neutraltandem.com and follow us on Twitter@NeutralTandem.

Pre-Commencement Communications

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any shares. The full details of the “Dutch auction” tender offer, including complete instructions on how to tender shares, will be included in the offer to purchase, the letter of transmittal and related materials, which will become available to shareholders promptly following commencement of the offer. Shareholders should read carefully the offer to purchase, the letter of transmittal and other related materials when they are available because they will contain important information. Shareholders may obtain free copies, when available, of the offer to purchase and other related materials that will be filed by the Company with the Securities and Exchange Commission at the Commission’s website at www.sec.gov. When available, shareholders also may obtain a copy of these documents, free of charge, from the Company’s information agent to be appointed in connection with the offer.